UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2023

Alaunos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33038	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2617 Bissonnet St

Suite 225

Houston, TX 77005

(Address of principal executive offices, including zip code)

(346) 355-4099

(Registrant’s telephone number, including area code)

8030 El Rio Street

Houston, TX 77054

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCRT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on November 10, 2023, Alaunos Therapeutics, Inc. (the “Company”) terminated the employment of Melinda Lackey, Senior Vice President, Legal and Administration, and Drew Deniger, Vice President, Research and Development, “Without Cause” (as defined in their respective employment agreements) and, per their respective retention agreements, not because either failed to perform their duties at an “Acceptable Level” (as defined therein), effective November 15, 2023. In connection with their termination, the Company will pay $44,998 to Ms. Lackey pursuant to her retention letter agreement, dated August14, 2023, and $45,623 to Dr. Deniger pursuant to his retention letter agreement, dated September 1, 2023.

On November 14, 2023, in order to assist the Company with its consideration of strategic alternatives, the Company entered into a separation and release agreement with Dr. Deniger and a separation and release agreement and consulting agreement with Ms. Lackey.

The Deniger Separation Agreement

Pursuant to the terms of the separation and release agreement between the Company and Dr. Deniger (the “Deniger Separation Agreement”), Dr. Deniger has agreed to remain reasonably available to the Company, and to reasonably cooperate and assist the Company, in connection with (i) any investigations, litigation or other proceedings in which he was involved while an employee and (ii) the Company’s consideration of strategic alternatives relating to its scientific assets. Subject to customary conditions, the Company will pay Dr. Deniger a one-time separation payment in an amount equal to $182,500, less all applicable income and payroll taxes, deductions and withholdings. The Deniger Separation Agreement also provides for a customary release of all claims against the Company by Dr. Deniger.

The Lackey Separation Agreement and Consulting Agreement

Pursuant to the terms of the separation and release agreement between the Company and Ms. Lackey (the “Lackey Separation Agreement”), Ms. Lackey has agreed to remain reasonably available to the Company, and to reasonably cooperate and assist the Company, in connection with any investigations, litigation or other proceedings in which she was involved while an employee. Subject to customary conditions, the Company will pay Ms. Lackey a one-time separation payment in an amount equal to $180,000, less all applicable income and payroll taxes, deductions and withholdings. The Lackey Separation Agreement also provides for a customary release of all claims against the Company by Ms. Lackey.

The Company and Ms. Lackey also entered into a consulting agreement (the “Lackey Consulting Agreement”), to be effective November 16, 2023, pursuant to which Ms. Lackey will continue providing legal services to the Company, including assisting in its ongoing exploration of strategic alternatives. The Lackey Consulting Agreement will continue indefinitely until terminated by the Company or Ms. Lackey upon 30 days prior written notice. The Lackey Consulting Agreement provides for compensation at a fixed rate of $400 per hour and reimbursement by the Company for any usual and customary expenses incurred by Ms. Lackey in connection with performing services pursuant to the Lackey Consulting Agreement.

The foregoing descriptions of the Deniger Separation Agreement, the Lackey Separation Agreement and the Lackey Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of such agreements, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaunos Therapeutics, Inc.

Date: November 15, 2023	By:	/s/ Michael Wong
	Name:	Michael Wong
	Title:	Vice President, Finance